PACIFIC NORTH WEST

CAPITAL CORP.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

30 APRIL 2005 and 2004

Suite 400 - 889 West Pender Street Vancouver, BC Canada V6C 3B2 Tel 604 694-6070 Fax 604 585-8377 info@staleyokada.com www.staleyokada.com

Report of Independent Registered Public Accounting Firm

To the Shareholders of Pacific North West Capital Corp.:

We have audited the accompanying consolidated balance sheets of Pacific North West Capital Corp. (An Exploration Stage Company) (the “Company”) as at 30 April 2005 and 2004 and the related consolidated statements of loss, shareholders' equity, and cash flows for each of years ended 30 April 2005, 2004 and 2003. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at 30 April 2005 and 2004, and the results of its operations and its cash flows for each of the years ended 30 April 2005, 2004 and 2003, in accordance with Canadian generally accepted accounting principles.

“Staley, Okada & Partners”

Vancouver, B.C.	STALEY, OKADA & PARTNERS
14 June 2005	CHARTERED ACCOUNTANTS

Pacific North West Capital Corp. (An Exploration Stage Company)	Statement 1
Consolidated Balance Sheets
As at 30 April
Canadian Funds

ASSETS	2005	2004
Current
Cash and cash equivalents	$4,473,027	$5,523,315
Accounts receivable	53,591	32,189
Due from River Valley Joint Venture (Note 4b)	26,060	12,885
Portfolio investments (Note 3)	101,356	124,556
	4,654,034	5,692,945
Restricted Cash - Flow-Through (Note 7b)	-	903,800
Mineral Property Costs - Schedule (Note 4)	1,336,348	534,529
Equipment (Note 5)	80,234	71,045
	$6,070,616	$7,202,319

LIABILITIES
Current
Accounts payable and accrued liabilities	$107,241	$108,105
Due to directors	4,500	-
Cash call payable (Note 4e)	24,267	18,758
	136,008	126,863
Commitments (Note 10)

Contingent Liability (Note12)

SHAREHOLDERS’ EQUITY
Share Capital - Statement 2 (Note 7)
Authorized:
Unlimited number of common voting shares
Unlimited number of preferred voting shares
Issued and fully paid:
31,817,404 (2004 - 31,551,004) common shares	13,381,700	13,228,572
Contributed Surplus	975,046	374,725
Deficit - Statement 2	(8,422,138)	(6,527,841)
	5,934,608	7,075,456
	$6,070,616	$7,202,319

ON BEHALF OF THE BOARD:

“Harry Barr”	,	Director
“Bernard Barlin”	,	Director

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)	Statement 2
Consolidated Statements of Changes in Shareholders’ Equity
Canadian Funds

	Common Shares		Contributed	Accumulated
	Number	Amount	Surplus	Deficit	Total
Balance – 30 April 2002	20,334,534	$6,110,853	$-	$(3,928,175)	$2,182,678
Issuance of shares for:
- Private placements	416,667	250,000	-	-	250,000
- Properties	337,000	202,380	-	-	202,380
- Exercise of options	61,000	35,170	-	-	35,170
- Exercise of warrants	16,500	11,050	-	-	11,050
Share issuance costs	-	(21,859)	-	-	(21,859)
Stock-based compensation costs	-	-	151,725	-	151,725
Loss for the year	-	-	-	(1,323,658)	(1,323,658)
Balance – 30 April 2003	21,165,701	6,587,594	151,725	(5,251,833)	1,487,486
Issuance of shares for:
- Private placements	9,344,444	6,400,000	-	-	6,400,000
- Properties	38,000	22,460	-	-	22,460
- Exercise of options	418,334	256,334	-	-	256,334
- Exercise of warrants	445,800	290,537	-	-	290,537
- Performance shares	50,000	39,500	-	-	39,500
- Finder’s fees	88,725	-	-	-	-
Share issuance costs	-	(367,853)	-	-	(367,853)
Stock-based compensation costs (Note 7(e)(ii))	-	-	223,000	-	223,000
Loss for the year	-	-	-	(1,276,008)	(1,276,008)
Balance – 30 April 2004	31,551,004	13,228,572	374,725	(6,527,841)	7,075,456
Issuance of shares for:
- Properties	110,000	67,800	-	-	67,800
- Exercise of options	18,000	8,720	-	-	8,720
- Exercise of warrants	38,400	19,200	-	-	19,200
- Performance shares	100,000	51,500	-	-	51,500
Share issuance costs	-	(205)	-	-	(205)
Stock-based compensation costs (Note 7(e)(ii))	-	-	582,434	-	582,434
Stock options exercised – transferred to share capital	-	6,113	(6,113)	-	-
Performance shares allotted	-	-	24,000	-	24,000
Loss for the year	-	-	-	(1,894,297)	(1,894,297)
Balance – 30 April 2005	31,817,404	$13,381,700	$975,046	$(8,422,138)	$5,934,608

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)	Statement 3
Consolidated Statements of Loss
Canadian Funds

	Years Ended 30 April
	2005	2004	2003
General and Administration Expenses
Stock-based compensation (Note 7(e)(ii))	$582,434	$223,000	$151,725
Consulting fees	348,639	354,014	282,865
Investor and shareholder relations	240,438	315,843	330,090
Travel, lodging and food	130,534	151,515	170,305
Management fees	101,240	72,753	69,120
Salaries and benefits	100,936	66,330	83,217
Accounting and audit	82,994	70,530	56,600
Office	78,622	30,016	57,101
Transfer agent and regulatory fees	62,683	55,736	43,444
Rent	59,839	60,646	57,746
Telephone and utilities	25,852	28,027	30,383
Legal	25,171	10,579	9,241
Vehicle lease	20,242	-	-
Amortization	18,031	16,738	17,935
Interest and bank charges	13,393	13,954	2,003
Insurance, licenses and fees	2,770	3,544	2,837

Loss Before the Undernoted	(1,893,818)	(1,473,225)	(1,364,612)
Mineral property costs written off	(270,083)	(123,707)	(327,471)
Portfolio investments written down	(66,332)	(60,028)	(16,500)
Gain on River Valley acquisition recovery	-	-	31,499
Foreign exchange, net	(130,514)	-	-
Quebec exploration tax credit	-	-	68,622
Loss on sale of equipment	(2,280)	-	-
Gain on sale of portfolio investments	38,978	27,085	-
Interest and other income	112,423	73,513	47,597
Project management fees	317,329	280,354	237,207

Loss for the Year	$(1,894,297)	$(1,276,008)	$(1,323,658)

Loss per Share – Basic and Diluted	$(0.06)	$(0.05)	$(0.06)

Weighted Average Number of Shares Outstanding	31,733,575	25,151,992	20,811,158

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)	Statement 4
Consolidated Statements of Cash Flows
Canadian Funds

	Years Ended 30 April
Cash Resources Provided By (Used In)	2005	2004	2003
Operating Activities
Loss for the year	$(1,894,297)	$(1,276,008)	$(1,323,658)
Items not affecting cash
Mineral property costs written off	270,083	123,707	327,471
Stock-based compensation costs	582,434	223,000	151,725
Portfolio investments written down	66,332	60,028	16,500
Loss on sale of equipment	2,280	-	-
Amortization	18,031	16,738	17,935
Gain on River Valley acquisition recovery	-	-	(31,499)
Gain on sale of investments	(38,978)	(27,085)	-
Consulting fees – performance shares issued/allotted	74,500	39,000	-
	(919,615)	(840,620)	(841,526)
Changes in non-cash working capital
Accounts receivable	(21,402)	(8,645)	74,858
Due from River Valley Joint Venture	(13,175)	15,966	(28,851)
Accounts payable and accrued liabilities	(864)	70,423	2,601
Due to directors	4,500	-	-
	(30,941)	77,744	48,608
	(950,556)	(762,876)	(792,918)
Investing Activities
Lonmin PLC advances received	1,809,991	1,230,988	-
Kaymin Resources Limited advances received	370,493	354,726	999,122
Sale of investments	74,960	178,585	-
Option payment received - Kaymin Resources Limited	-	-	259,500
Purchase of equipment	(32,802)	(15,924)	(11,297)
Sale of equipment	3,300	-	-
Purchase of portfolio investments	(79,114)	(178,585)	(165,000)
Cash call payable	5,509	(241,604)	(1,136,557)
Mineral property costs	(3,184,584)	(1,891,318)	(1,395,570)
	(1,032,247)	(563,132)	(1,449,802)
Financing Activities
Share capital issued, net of issuance costs	28,715	6,579,518	274,361

Net Increase (Decrease) in Cash	(1,954,088)	5,253,510	(1,968,359)
Cash position - Beginning of period	6,427,115	1,173,605	3,141,964
Cash Position - End of Period	$4,473,027	$6,427,115	$1,173,605

Cash Position Consists of:
Cash and cash equivalents	$4,473,027	$5,523,315	$1,173,605
Restricted cash	-	903,800	-
	$4,473,027	$6,427,115	$1,173,605

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Shares issued for mineral properties	$67,800	$22,460	$202,380
Fair value of stock options exercised	$6,113	$-	$-
Performance shares allotted for consulting fees	$24,000	$-	$-
Performance shares issued for consulting fees	$50,500	$39,000	$-

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)	Schedule
Consolidated Schedules of Mineral Property Costs
For the Years Ended 30 April
Canadian Funds

	2005
	Acquisition Costs	Exploration Costs	Total	2004 Total
Ontario Properties
River Valley
Engineering and geological consulting (recovery)	$-	$(38,504)	$(38,504)	$38,504

Agnew Lake
Drilling	-	83,358	83,358	59,591
Engineering and geological consulting	-	196,399	196,399	73,302
Assays and geochemical	-	20,440	20,440	21,925
Option payments, net of recovery	55,000	-	55,000	-
Treasury shares - option payment	45,000	-	45,000	45,000
Field expenses	-	29,871	29,871	35,756
Geophysics	-	40,425	40,425	168,935
Kaymin advances	-	(370,493)	(370,493)	(354,726)
	100,000	-	100,000	49,783

ProAm
Advanced royalty	3,000	-	3,000	11,360

West Timmins Nickel
Staking	31,991	-	31,991	-
Drilling	-	20,663	20,663	-
Geophysical	-	466,265	466,265	-
Field expenses	-	16,268	16,268	-
Engineering and geological consulting	-	121,916	121,916	-
	31,991	625,112	657,103	-
Sudbury - General
Engineering and geological consulting	-	19,063	19,063	58,329
Field expenses	-	22,266	22,266	10,336
Assays and geochemical	-	369	369	268
	-	41,698	41,698	68,933
Quebec Properties
Glitter Lake
Field expenses	-	3,667	3,667	300
Engineering and geological consulting	-	3,920	3,920	-
Option payment	15,000	-	15,000	10,000
Treasury shares - option payment	13,800	-	13,800	-
Quebec exploration tax credit	-	-	-	(23,877)
Geophysics	-	61,453	61,453	-
	28,800	69,040	97,840	(13,577)
Balance Carried Forward	$163,791	$697,346	$861,137	$155,003

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)	Schedule (Continued)
Consolidated Schedules of Mineral Property Costs
For the Years Ended 30 April
Canadian Funds

	2005
	Acquisition Costs	Exploration Costs	Total	2004 Total
Balance Forward	$163,791	$697,346	$861,137	$155,003
Quebec Properties - Continued
Retty Lake
Option payment	15,000	-	15,000	-
Engineering and geological consulting		15,325	15,325	-
Field expenses	-	11,523	11,523	-
Assay	-	24,067	24,067	-
	15,000	50,915	65,915	-
Lac Manitou
Option payment	10,000	-	10,000	5,000
Treasury shares - option payment	9,000	-	9,000	-
Staking	7,360	-	7,360	-
Engineering and geological consulting	-	46,094	46,094	-
Field expenses	-	79,643	79,643	-
Assay	-	4,792	4,792	-
	26,360	130,529	156,889	5,000
B.C. Property
Staking	547	-	547	-

Alaska Properties
Union Bay
Option payment	20,000	-	20,000	37,100
Engineering and geological consulting	-	782,833	782,833	657,366
Field expenses	-	265,394	265,394	305,352
Assay	-	118,047	118,047	84,853
Geophysical	-	108,814	108,814	-
Drilling	-	334,720	334,720	149,684
Property costs	165,479	-	165,479	95,817
Lonmin reimbursement	(53,903)	-	(53,903)	-
Lonmin PLC advances	-	(1,809,991)	(1,809,991)	(1,230,988)
	131,576	(200,183)	(68,607)	99,184
Kane
Filing fee	-	4,765	4,765	10,601
Engineering and geological consulting	-	826	826	306
	-	5,591	5,591	10,907
Balance Carried Forward	$337,274	$684,198	$1,021,472	$270,094

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)	Schedule (Continued)
Consolidated Schedules of Mineral Property Costs
For the Years Ended 30 April
Canadian Funds

	2005
	Acquisition Costs	Exploration Costs	Total	2004 Total
Balance Forward	$337,274	$684,198	$1,021,472	$270,094
Alaska Properties – Continued
Alaska - General
Filing fee	-	-	-	6,032
Engineering and geological consulting	-	-	-	24,317
Field expenses	-	-	-	24,425
	-	-	-	54,774
New Zealand
Assay	-	75	75	1,984
Field expenses	-	833	833	445
Property fees	-	15,269	15,269	-
Engineering and geological consulting	-	34,253	34,253	767
	-	50,430	50,430	3,196

Costs for the Year	337,274	734,628	1,071,902	328,064

Balance – Beginning of year	443,850	90,679	534,529	330,172
Mineral property costs written off	(41,360)	(228,723)	(270,083)	(123,707)
Balance – End of Year	$739,764	$596,583	$1,336,348	$534,529

- See Accompanying Notes -

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

1.

Significant Accounting Policies

a)

Basis of Consolidation

These consolidated financial statements include the accounts of the Pacific North West Capital Corp. (“the company”) and its wholly owned New Zealand subsidiary, PFN New Zealand Limited, which is accounted for using the purchase method of accounting.

b)

Cash and Cash Equivalents

For purposes of reporting cash flows, the company considers cash and cash equivalents to include amounts held in banks and highly liquid investments with remaining maturities at point of purchase of 90 days or less.  The company places its cash and cash investments with institutions of high-credit worthiness.

c)

Portfolio Investments

Investments are recorded at the lower of cost or market value.   Investments are written down to market value when the decline in market value is deemed to be other than temporary.

d)

Mineral Properties and Deferred Exploration Expenditures

Mineral properties consist of exploration and mining concessions, options and contracts. Acquisition and leasehold costs and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment. If put into production, the costs of acquisition and exploration will be written off over the life of the property, based on estimated economic reserves. Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period. If a property is abandoned, the property and deferred exploration costs will be written off to operations.

The costs capitalized for mineral properties are regularly reviewed on a property-by-property basis to consider if there is any impairment on the subject property. When the carrying value of the property exceeds the net estimated recoverable amount for that property a provision is made for impairment in value. The net realizable value is determined based on identifiable geological reserves, joint venture expenditures or commitments or the company’s assessment of its ability to sell the property for its carrying value.

The recorded costs do not necessarily reflect present or future values of the mineral properties.

When the company acquires or disposes of a property subject to an option agreement, because the option is exercisable at the option of the optionee, such option payments payable or receivable are not recorded according to the requirements under the subject option agreement. Option payments and expenditures are recorded as mineral property costs when the payments are made or the expenditures are completed.

Title to mineral properties involves inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently unreliable conveyancing history characteristic of many mineral properties.  The company has investigated title to all of its mineral properties and, to the best of its knowledge, all of its properties are in good standing.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

1.

Significant Accounting Policies - Continued

e)

Asset Retirement Obligations – Change in Accounting Policy

Effective 1 May 2004, the company adopted the recommendations of CICA Handbook Section 3110, Asset Retirement Obligations. This new section requires recognition of a legal liability for obligations relating to retirement of property, plant, and equipment, and arising from the acquisition, construction, development, or normal operation of those assets. Such asset retirement cost must be recognized at fair value, when a reasonable estimate of fair value can be estimated, in the period in which it is incurred, added to the carrying value of the asset, and amortized into income on a systematic basis over its useful life.

There is no material impact on the consolidated financial statements resulting from the adoption of Section 3110 either in the current or prior years presented.

f)

Mineral Exploration Tax Credits (“METC”)

The company recognizes METC amounts when the company’s METC application is approved by Canada Revenue Agency auditors or when the amount to be received can be reasonably estimated and collection is reasonably assured.

g)

Equipment and Amortization

Equipment is valued at cost less accumulated amortization.  The company provides amortization of furniture and office equipment, and automotive equipment using the declining balance method at 20% and 30% respectively.  One-half of the above rates are applied in the year of acquisition.

h)

Income Taxes

Income taxes are accounted for using the asset and liability method.  Future taxes are recognized for the tax consequences of “temporary differences” by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities.  The effect on future taxes for a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.  In addition, the method requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

i)

Share Capital

i)

The proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the company.

ii)

Share capital issued for non-monetary consideration is recorded at fair market value.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

1.

Significant Accounting Policies - Continued

j)

Foreign Currency Translation

The accounts of the company's foreign operations have been translated into Canadian dollars as follows:

  Monetary assets and liabilities at year-end rates,

  All other assets and liabilities at historical rates, and

  Revenue and expense and exploration and development items at the average rate of exchange prevailing during the year.

Exchange gains and losses arising from these translations are reflected in income or expense in the year that they occur.

k)

Stock-Based Compensation

All stock-based awards made to employees and non-employees be measured and recognized using a fair value based method.

The fair value of stock options is credited to contributed surplus as the options vest and an amount is subsequently transferred to share capital upon exercise of the related options.

l)

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year.  The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.  The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the "if converted" method.  The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method.

m)

Management's Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ from those estimates.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

1.

Significant Accounting Policies - Continued

n)

Flow-Through Shares – Change in Accounting Policy

The company adopted the new recommendations of the Emerging Issues Committee relating to flow-through shares effective for all flow-through agreements dated after 19 March 2004.  Canadian Income Tax Legislation permits an enterprise to issue securities referred to as flow-through shares, whereby the investor can claim the tax deductions arising from the renunciation of the related resource expenditures.  When resource expenditures are renounced to the investors and the company has reasonable assurance that the expenditures will be completed, future income tax liabilities are recognized (renounced expenditures multiplied by the effective tax rate) thereby reducing share capital.

If a company has sufficient unused tax losses and deductions (“losses”) to offset all or part of the future income tax liabilities and no future income tax assets have been previously recognized on such losses, a portion of such unrecognized losses (losses multiplied by the effective corporate tax rate) is recorded as income up to the amount of the future income tax liability that was previously recognized on the renounced expenditures.

o)

Joint Venture

Certain of the company’s properties were the subject of joint venture agreements.  Where joint venture agreements exist, the company’s proportionate share of assets, liabilities, revenues, costs and expenditures relating to these properties have been recorded in the accounts.

2.

Fair Value of Financial Instruments

The company’s financial instruments consist of cash and cash equivalents, accounts receivable, portfolio investments, amount due from River Valley Joint Venture, accounts payable, due to directors and cash call payable.  Unless otherwise noted, it is management’s opinion that the company is not exposed to significant interest, currency or credit risks arising from the financial instruments.  The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

3.

Portfolio Investments

Details are as follows:

	2005		2004
	Book Value	Market Value	Book Value
390,188 (2004 – 390,188) common shares of Freegold Ventures Limited (“Freegold”)	$50,724	$50,724	$117,056
226,600 (2004 – Nil) common shares of CanAlaska Ventures Ltd (“CanAlaska”)	43,132	72,512	-
150,000 (2004 - 150,000) common shares of Consolidated Venturex Holdings Ltd. (“Venturex”)	7,500	9,750	7,500
	$101,356	$132,986	$124,556

The above investments have been accounted for using the cost method. All investments represent less than a 5% ownership of the respective companies.   Freegold, CanAlaska and the company have certain directors in common. During the year, the company had a net gain on sale of Freegold shares of $Nil (2004 - $27,085), and a net gain on sale of CanAlaska shares of $38,978 (2004 - $Nil). During the year, the company had a write-down of investments of $66,332 (2004 - $60,028) of which $66,332 (2004 - $58,528) related to Freegold shares.

4.

Mineral Properties

a)

Details are as follows:

	Acquisition (Net of option payments received)	Exploration	Exploration Advances	Total 2005	Total 2004
Ontario Properties
River Valley Joint Venture	$1	$5,053,099	$(5,053,099)	$1	$38,505
Agnew Lake	313,500	2,694,525	(2,675,259)	332,766	232,766
ProAm	30,800	35,198	(35,198)	30,800	27,800
Sargesson and Kelly/Davis	27,900	11,954	-	39,854	39,854
West Timmins Nickel	31,991	625,112	-	657,103	-
Quebec Properties
Glitter Lake	40,847	98,524	-	139,371	41,531
Lac Manitou	-	-	-	-	5,000
B.C. Property	547	-	-	547	-
Alaska Properties
Union Bay	281,593	2,817,365	(3,040,979)	57,979	127,167
Kane	10,601	13,699	-	24,300	18,709
Labrador Property	1	-	-	1	1
New Zealand
Longwoods/Takitimu	1,984	51,642	-	53,626	3,196

	$739,765	$11,401,118	$(10,804,535)	$1,336,348	$534,529

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

4.

Mineral Properties - Continued

b)

River Valley Farm-In and Joint Venture

By agreement dated 14 July 1999, the company granted to Kaymin Resources Limited (“Kaymin”), a wholly owned subsidiary of Anglo American Platinum Corporation Ltd., an option to earn up to a 65% interest in the company’s portion of certain properties, including the River Valley property, the Goldwright property, the Frontier property, the Washagami property, the Razor property and the Western Front property (Notes 4b(i) - 4b(vi) respectively), in the Sudbury Region of Ontario.  During a prior year, Kaymin elected to vest obtaining a 50% interest in the properties upon having paid the company $300,000 (received in a prior year) and advanced and spent in excess of $4,000,000 for exploration on the properties.

A joint venture is now in force.  Under this joint venture agreement Kaymin is responsible for funding all exploration until a feasibility study is completed, which earns Kaymin an additional 10% interest.  In addition, if Kaymin arranges financing for a mine it receives an additional 5% interest, increasing its ownership up to a possible 65% interest. As Kaymin controls all financing, investing and operating decisions during this second earn-in phase, the consolidated financial statements of the River Valley Joint Venture have not been incorporated on a proportionate basis into these consolidated financial statements.  As at 30 April 2005, $26,060 (2004 - $12,885) is receivable from the joint venture for management fees.

The above agreement is subject to various Net Smelter Return (“NSR”) royalties under the terms of the underlying agreements ranging from 2% to 3%.

i)

River Valley Property

By agreement dated 15 January 1999 and amended 11 March 1999, the company acquired a 100% interest in 226 claim units, known as the River Valley Property, located in the Dana and Pardo Townships, Sudbury Mining District, Ontario.  As consideration, the company paid $265,000 and issued 600,000 common shares to the optionors.  In addition, minimum annual exploration expenditures of $100,000 were completed.

The property is subject to a 3% NSR.  The company, at its option, can purchase up to 2% of the NSR from the vendors for $2,000,000.

ii)

Goldwright Property

By agreement dated 30 June 1998 and subsequently amended, the company earned a 25% interest in certain mineral claims known as the Janes property, located in the Janes Township, Sudbury Mining District, Ontario, by incurring in excess of $350,000 of exploration expenditures on the properties by 31 May 2001.

Certain of the above claims are subject to a 2% NSR.

iii)

Frontier Property

The company acquired a 100% interest in certain properties located in the Kelly and Davis Townships, Sudbury Mining District, Ontario for consideration of $30,000.

The property is subject to a 2% NSR.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

4.

Mineral Properties - Continued

b)

River Valley Farm-In and Joint Venture - Continued

iv)

Washagami Property

The company acquired a 100% interest in certain mineral claims, known as the Washagami property located in the Davis and Janes Townships, Sudbury Mining District, Ontario for consideration of $28,200.

The property is subject to a 2% NSR.

v)

Razor Property

The company acquired a 100% interest in certain mineral claims located in the Dana Township, Sudbury Mining District, Ontario for consideration of $30,000.

The property is subject to a 2% NSR.

vi)

Western Front Property

By agreement dated 16 November 2001, the company earned a 70% interest in certain mineral claims known as the Western Front property from a company (the “optionor”) with certain directors in common, for consideration of $55,000 and issuance of 20,000 shares.  In addition, an exploration expenditure of $50,000 was completed.

The company has the right to purchase an additional 30% interest in the property by paying $750,000 to the optionor.

The property is subject to a 3% NSR, the first 1% of which the company can purchase for $1,000,000; the second 1% can be purchased for $2,000,000.  The company and the optionor will share the NSR buyout privileges in proportion to their respective interests.

c)

Agnew Lake Property (Note 4 (e))

By agreement dated 15 August 2000 and amended 16 August 2001 and 2 December 2003, the company can acquire a 50% interest in certain mineral claims, known as the Agnew Lake property, located in the Shakespeare, Dunlop, Shibananing and Gough Townships, Sudbury Mining District, Ontario.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

4.

Mineral Properties - Continued

c)

Agnew Lake Property (Note 4 (e)) - Continued

As consideration the company, at its option, was required to incur $500,000 of exploration expenditures on the property and issue shares and make payments as follows:

			Option Payments	Shares
Upon execution of the agreement	(paid and issued)		$30,000	25,000
On or before 18 June 2001	(paid and issued)		35,000	25,000
On or before 31 October 2001	(issued)	(i)	-	75,000
On or before 22 December 2002	(paid)		35,000	-
Within 45 days of Kaymin (Note 4e) electing to proceed with 2002 exploration program	(issued)	(i)	-	75,000
On or before 22 December 2003	(paid)		45,000	-
Within 45 days of Kaymin electing to proceed with 2003 exploration program	(issued)	(i)	-	75,000
On or before 20 December 2004	(paid)		55,000	-
Within 45 days of Kaymin electing to proceed with 2004 exploration program	(issued)	(i)	-	75,000
Total			$200,000	350,000

i)

The company may satisfy in whole or part of its obligation to incur $500,000 in exploration expenditures by issuing these shares. The shares issued are to be valued at the higher of the ten-day average trading price prior to the date of issuance and a minimum price of  $0.60 per share.

Under the amendment dated 2 December 2003, the shares and exploration expenditures to be issued/incurred by the company are as follows:

If Kaymin elects to fund the project beyond 31 December 2005, within 90 days of electing to proceed, the company, at its option, would be required to issue additional shares to make the accumulated value of all shares issued equal $500,000, 350,000 shares issued valued at $210,000 issued as at 30 April 2005.

If Kaymin elects not to fund exploration beyond 31 December 2005, the company, at its option would be required to issue additional shares or incur exploration expenditures to make the accumulated value of all shares and exploration expenditures equal $500,000.

The property is subject to a 1% carried interest and up to a 2% NSR.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

4.

Mineral Properties - Continued

d)

ProAm Property

By agreement dated 12 October 2001, the company and a third party (collectively “the optionees”) can acquire a 100% interest (50% each) in certain mineral claims, known as the ProAm property, located in the Dunlop and Shakespeare Townships, Sudbury Mining District, Ontario.  As consideration, the optionees, at their option, must collectively incur $400,000 ($35,198 incurred as of 30 April 2005) of exploration expenditures on the property by 12 October 2005. In addition, the company has paid cash payments of $30,000 and issued 21,000 of the company’s shares.

In addition, the optionees must make an annual payment of $6,000 ($3,000 paid by the company) in pre-production royalties commencing 30 December 2004.

The cash and share payments above are included as part of the work commitment.  Share payments will be valued at the ten-day average trading price as at the relevant anniversary date of this agreement.

If the optionees terminate the agreement, the optionees must maintain the property in good standing for a further two years from the date of termination.

The property is subject to an underlying royalty to the original vendor of 2.5%.  The optionees may purchase 1.5% of this royalty for $1.6 million.  Upon exercising the 100% option, the optionor will receive a 0.75% NSR on the property.

e)

Agnew Lake Farm-In

By agreement dated 25 May 2001 and amended 10 October 2003, the company and the underlying optionor collectively optioned to Kaymin up to a 60% interest (30% related to the company’s interest) in the Agnew Lake property and the ProAm property (Note 4c and d), located in the Sudbury region, Ontario.

Kaymin may, at its option, earn a 49.5% interest in the properties by making cash payments to the company and the underlying optionor of $200,000 each (received), and advancing funds for exploration and development expenditures as follows:

		Cumulative Amounts
By 31 December 2001	(advanced)	$1,400,000
By 31 December 2002	(advanced)	$2,650,000
By 31 December 2004	($3,276,320 advanced)	$4,150,000
By 31 December 2005		$6,000,000

These amounts include the reimbursement to the company for its previous expenditures on the property of $226,205 (received).  Once a minimum of $2,400,000 has been advanced, Kaymin can give notice of vesting and receive its proportionate earn-in interest based on the amount advanced to date, divided by $6,000,000.  In total, Kaymin has advanced $3,276,320 towards the Agnew project up to 30 April 2005 qualifying Kaymin to vest.  This is less than the required expenditure amounts however, the company considers the agreement still to be in good standing, and is in the process of renegotiating with Kaymin.  To date, Kaymin has not yet declared that they intend to vest.  Assuming that Kaymin will vest, all further advances up to $6,000,000 will increase Kaymin’s percentage proportionately up to a 49.5% interest.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

4.

Mineral Properties - Continued

e)

Agnew Lake Farm-In - Continued

Although the company has received the full amount of these funds from Kaymin, the company, as Manager of the project, has not yet incurred the full amount in exploration expenditures on the property.  As at 30 April 2005, the funds advanced by Kaymin less the exploration expenditures incurred, has been recorded as a cash call payable of $24,267 (2004 - $18,758).

Once the 49.5% interest is earned, Kaymin can increase its interest to 57% by entering into a joint venture agreement with the company and the underlying optionor and completing a feasibility study.  A further 3%, increasing ownership to 60%, can be earned by arranging funding for all development and construction costs to commercial production.  The company and the underlying optionor are required to repay their portions of the joint venture costs from a percentage of their share of production from the project.

At any time within three years following commencement of commercial production, Kaymin, at its option, has the right to purchase an additional 5% interest based upon the net present value of the operations.

The original property vendors retain a 1% carried interest and up to a 2% NSR.

f)

Sargesson and Kelly/Davis Properties

The company acquired a 100% interest in certain mineral claims, known as the Sargesson and Kelly/Davis properties, located in the Janes, Davis and Kelly Townships, Sudbury Mining District, Ontario.  As consideration, the company paid $68,400 and incurred $30,000 in exploration expenditures.

The property is subject to a 2% NSR.  The company can purchase 1% of the NSR from the vendors for $400,000 and has the right of first refusal on the remaining 1% NSR.

g)

Glitter Lake Property

By agreement dated 15 August 2003 and amended on 30 April 2005,, the company can acquire, from CanAlaska Ventures Ltd. (“CanAlaska”), a company with directors in common, a 50% interest in certain mineral claims known as the Glitter Lake property, located in the province of Quebec.

As consideration, the company, at its option, must issue shares, make payments and incur exploration expenditures as follows:

		Payments	Shares	Exploration Expenditures
On or before 15 April 2003	(completed)	$-	-	$50,000
Upon execution of agreement	(paid)	10,000	-	-
On or before 4 June 2004	(issued)	-	20,000	-
On or before 15 August 2004	(paid)	15,000	-	-
On or before 28 May 2005	(issued)	-	20,000	-
On or before 15 August 2005		20,000	-	-
On or before 28 May 2006		-	20,000	-
On or before 15 April 2006		-	-	150,000
On or before 15 April 2007		-	-	200,000
On or before 15 April 2008		-	-	300,000
Total		$45,000	60,000	$700,000

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

4.

Mineral Properties - Continued

g)

Glitter Lake Property - Continued

Upon the company having vested with a 50% interest by completing the aforementioned payments and obligations, the company may elect within 45 days to increase its interest to 60% by completing a bankable feasibility study within 24 months.  In the event the company does not complete a bankable feasibility study within two years, the company agrees to make cash payments in the amount of $50,000 per annum for each year the feasibility study is not completed. Upon vesting with a 60% interest the company may elect within 90 days to earn a 70% interest in the property by placing the property into commercial production within 2 years from the date of this election. In the event that the bankable feasibility study indicates an IRR in excess of 15%, the company agrees to make annual cash payments of $50,000 to the Optionor for each year the project is not placed into commercial production.

In the event that a major mining company elects to participate in the project before the company vests with a 50% interest, the company will issue shares to the value of $100,000 to CanAlaska, within 15 days of the company becoming vested, or pay such amount that will result in the company having spent $1,000,000 in exploration expenditures.

The property is subject to a 1.5% NSR payable to a third party.  The company and CanAlaska will share the NSR buyout privileges in proportion to their respective interests.

h)

Union Bay Property, Alaska

By agreement dated 1 October 2002 and amended 2 April 2003 and 4 February 2004, the company can acquire, from Freegold, a company with certain directors and officers in common with the company, up to a 50% interest in 785 claim units known as the Union Bay Property, located in south-east Alaska.  As consideration, the company, at its option, must subscribe to purchase a private placement of $165,000 (completed) and must issue shares and make payments as follows:

		Option Payments	Shares
Within 5 days of approval by regulatory authorities	(issued)	$-	30,000
On or before the first anniversary of regulatory approval	(issued)	-	30,000
On or before 1 July 2003	(paid)	20,000	-
On or before 1 July 2004	(paid)	20,000	-
On or before 1 July 2005		30,000	-
On or before 1 July 2006		30,000	-
Total		$100,000	60,000

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

4.

Mineral Properties - Continued

h)

Union Bay Property, Alaska - Continued

In addition to the above, minimum aggregate exploration expenditures of $1,000,000 must be completed by 1 July 2006, as follows:

On or before 1 July 2003	(completed)	$30,000
On or before 1 July 2004	(completed)	$30,000
Minimum aggregate on or before 1 July 2005		$400,000
Minimum aggregate on or before 1 July 2006		$1,000,000

The company is responsible for the annual rents due on the property.  These rental payments shall be made on or before 16 August of each year the agreement is in effect.

Upon the company having vested with a 50% interest by completing the aforementioned payments and obligations, the company may elect within 45 days to increase its interest to 60% by completing a feasibility study within 12 months of becoming vested.  Upon vesting with a 60% interest, the company may within 90 days elect to increase its interest to 70% by placing the property into commercial production.

Under an amendment dated 2 April 2003, in the event a major mining company elects to participate in the project before the company vests with a 50% interest, and subsequently vests with an interest in the property, the company and Freegold shall each, at the time of vesting, be deemed to hold a 50% interest in the property and the company shall relinquish its right to earn a 60% or 70% interest.  The company will then issue shares to the value of $100,000 to Freegold within 15 days of the major mining company vesting. The shares will be issued at a price equivalent to the volume weighted five-day average price preceding the vesting date.  In addition, the company will receive 100% of the first US$60,000 received in cash payments from any third party agreement with subsequent payments divided equally between the company and Freegold.

By joint venture agreement dated 21 May 2003 with Lonmin PLC (“Lonmin”) (a major mining company), the company and Freegold granted an option to Lonmin for up to a 70% interest in the Union Bay platinum project.  To earn a 60% interest, Lonmin must incur, at its option, exploration expenditures of US$815,000 (completed) in 2003 and a minimum of US$1,000,000 per year in 2004 (completed), 2005 and 2006 and US$750,000 for each year thereafter.  Lonmin may earn an additional 10% interest in the project by delivering a full feasibility study.  Upon the decision, by the management committee to proceed to place the project into commercial production, Lonmin will arrange 100% of the required financing on terms acceptable to all parties.  Following commencement of commercial production, the company and Freegold will each repay their share of the exploration costs and contribute pro rata to operating costs.  The company is the operator of the project during the exploration phase.

i)

Kane Property, Alaska

In a prior year the company acquired 30 claims by staking in Alaska.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

4.

Mineral Properties - Continued

j)

Lac Manitou, Quebec

By agreement dated 6 May 2004, the company can acquire 100% in certain claims known as the Lac Manitou property. As consideration, the company, at its option, must complete the following:

		Option payments	Shares	Exploration expenditure
Within 5 days of regulatory approval	(issued	$10,000	15,000	$-
	and paid)
On or before 31 December 2004	(completed)	-	-	100,000
On or before 6 May 2005		20,000	20,000	-
On or before 31 December 2005		-	-	250,000
On or before 6 May 2006		50,000	50,000	-
On or before 31 December 2006		-	-	250,000
		$80,000	85,000	$600,000

The property is subject to a 2.5% NSR, 1% of which can be purchased for $750,000 and an additional 0.5% can be purchased for $500,000.

On 31 January 2005, the company terminated this agreement.  Accordingly, all acquisition and exploration costs previously incurred have been written off.

k)

New Zealand, Longwoods/Takitimu

During the year, the company was granted an exploration permit in Longwoods and Takitimu.

l)

West Timmins Nickel Project, Ontario

By agreement dated 28 October 2004, the company may earn up to a 100 % interest in the West Timmins Nickel Project from Falconbridge Inc. (“Falconbridge”).  The project is located in the Timmins region of Ontario.

Under the terms of the Agreement, the company, at its option, will spend $4,000,000 over a four-year period in order to vest with a 100% interest in the project.  Falconbridge, for its part, will retain a 2% NSR and may, under certain circumstances, back in and earn a 50% interest by spending two and a half times the aggregate expenditure incurred by the company within four years.  Falconbridge may further elect to earn an additional 10% interest by completing a feasibility study or incurring $20,000,000 expenditures on the property.  Under the agreement, the company will act as operator effective 1 January 2005.

Minimum aggregate exploration expenditures of $4,000,000 must be completed by 31 December 2008, as follows:

On or before 31 December 2005	($625,112 incurred)	$750,000
On or before 31 December 2006		$1,500,000
On or before 31 December 2007		$2,500,000
On or before 31 December 2008		$4,000,000

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

5.

Equipment

Details are as follows:

	Cost	Accumulated Amortization	2005 Net Book Value	2004 Net Book Value
Automotive equipment	$13,017	$9,222	$3,795	$5,422
Furniture and office equipment	145,517	69,078	76,439	65,623
	$158,534	$78,300	$80,234	$71,045

6.

Related Party Transactions

Except as disclosed elsewhere in these financial statements, details are as follows:

a)

During the year, engineering and consulting fees of $ 25,375 (2004 – $50,568; 2003 - $82,984) were paid to a former director of the company.

b)

During the year, engineering and consulting fees of $NIL (2004 - $Nil; 2003 - $39,878) were paid to a company controlled by a former officer.

c)

During the year, fees for consulting services in the amount of $2,350 (2004 - $1,740; 2003 - $2,475) were paid to a director of the company.

d)

During the year, fees for consulting services in the amount of $42,538 (2004 - $50,842; 2003 - $58,288) were paid to an officer and a company controlled by the officer.

e)

During the year, management fees of $101,240 (2004 - $75,713; 2003 - $69,120) were paid to a company controlled by a director and officer.

f)

During the year, rent in the amount of $53,746 (2004 - $53,746; 2003 - $53,746) was paid to a company controlled by a director and officer.

g)

During the year, accounting fees of $46,100 (2004 - $50,523; 2003 - $25,600) were paid to a company controlled by a director and officer.

h)

During the year, engineering and consulting fees of $39,800 (2004 -$45,440; 2003 - $NIL) were paid to company controlled by an officer.

i)

During the year, engineering and consulting fees of $76,226 (2004 -$21,600; 2003 - $NIL) were paid to an officer and a company controlled by the officer.

j)

Effective 1 February  2005, each outside director is entitled to receive $500 per month, $500 per directors meeting and $500 per committee meeting. During the year, $4,500 has been accrued to directors.

k)

During the year, management fees of $168,397 (2004 - $148,299; 2003 - $134,117) were received from the River Valley Joint Venture.

l)

During the year, the company sold certain office equipment for $3,300 to a company controlled by a director.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

7.

Share Capital

a)

Private Placements

Subsequent to year end, the company issued 2,500,000 flow-through shares at a price of $0.40 per share for gross proceeds of $1,000,000. A finder’s fee of $70,000 was paid.

b)

Flow-Through Shares

Flow-through shares are shares issued by a company that incurs certain resource expenditures and then renounces them for Canadian tax purposes.  This allows the expenditures to flow through to the subscriber for tax purposes.  The subscribers may in turn claim the expenditure as a deduction on their personal or corporate tax returns.

The total amount of funds raised through the flow-through shares must be spent on qualified mineral exploration.  The use of proceeds from flow-through shares is restricted to certain Canadian Exploration Expenditures under Canadian Income Tax Legislation.  Restricted Cash - Flow-Through represents funds received from flow-through issuances that management estimates have not been spent as at the balance sheet date (Note 12).

c)

Exercise of Warrants and Options

i)

During the year, 38,400 warrants were exercised for gross proceeds of $19,200.

ii)

During the year, 18,000 options were exercised for gross proceeds of $8,720.

d)

Performance Shares

A total of 2,697,990 performance shares were reserved for issue.  At the discretion of the board of directors (“Board”), these shares may be issued to such arm’s length parties as the Board considers desirable to attract consultants to the company.

During the previous year, the Board authorized the issuance of up to 300,000 performance shares at an exercise price of $0.01 per share to attract a new officer to the company.  These shares are to be granted as follows:

Shares	Date
50,000	15 January 2004	(issued)
50,000	30 June 2004	(issued*)
50,000	31 October 2004	(issued*)
50,000	28 February 2005	(allotted as at 30 April 2005 **)
50,000	1 July 2005
50,000	1 December 2005
300,000

*

100,000 performance shares were issued at $0.01 per share for total proceeds of $1,000.  The fair market value of the performance shares at the date of the issuance was $51,500.  The difference between the issue price and the fair market value ($50,500) was recorded in the accounts as consulting fees.  The offsetting entry is to share capital.

**

50,000 performance shares has not been issued as at 30 April 2005.  The fair market value of the performance shares at 28 February 2005 is $24,500.  The difference between the issue price and the fair market value ($24,000) was recorded in the accounts as consulting fees.  The offsetting entry is to contributed surplus.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

7.

Share Capital - Continued

e)

Share Purchase Options

The company has established a share purchase option plan whereby the board of directors may from time to time grant options to directors, officers, employees or consultants.  Options granted must be exercised no later than ten years from date of grant or such lesser period as determined by the company’s board of directors.  The exercise price of an option is to be not less than the closing price on the Toronto Stock Exchange (“TSX”) on the last trading day preceding the grant date.

i)

A summary of the company’s options at 30 April 2005 and the changes for the year are as follows:

Number outstanding 30 April 2004	Granted	Exercised	Expired/ Cancelled	Number outstanding 30 April 2005	Exercise price per share	Expiry date
100,000	-	-	(100,000)	-	$0.46	1 July 2004
75,000	-	-	(75,000)	-	$0.76	1 September 2004
13,000	-	(13,000)	-	-	$0.44	20 October 2004
249,000	-	-	(35,000)	214,000	$0.60	15 December 2005
80,000	-	-	(40,000)	40,000	$0.80	18 March 2006
320,000	-	-	(120,000)	200,000	$0.60	21 December 2006
110,000	-	-	(20,000)	90,000	$1.00	10 February 2007
-	150,000	-	-	150,000	$0.60	1 July 2007
900,000	-	(5,000)	(100,000)	795,000	$0.60	31 December 2007
655,000	-		(70,000)	585,000	$0.76	10 September 2008
-	2,000,000	-	(20,000)	1,980,000	$0.60 - $0.70	5 November 2007 5 November 2009
456,500	-	-	(37,000)	419,500	$0.83	28 February 2010 *
400,000	-	-	(20,000)	380,000	$0.60	3 May 2010 **
3,358,500	2,150,000	(18,000)	(637,000)	4,853,500

*

During the year, the company extended the exercise date of these options from the original expiry date of 28 February 2005 to 28 February 2010.

**

During the year, the company extended the exercise date of these options from the original expiry date of 3 May 2005 to 3 May 2010.

ii)

Stock-Based Compensation

Effective 1 May 2003, the company adopted the new recommendation of CICA Handbook Section 3870 (Note 1k).  This standard requires that stock-based awards made to employees and non-employees are to be measured and recognized using a fair value based method.

During the year, the company granted options to purchase up to 2,150,00 shares and extended 799,500 options. The total fair value of options granted was calculated to be $649,935 on the grant date. Since the options were granted on a graded vesting schedule, $457,434 of the fair value has been recorded in the company accounts during the year. When combined with $125,000 from the previous year’s options granted, the total recorded in the company accounts during the year is $582,434.The offsetting entry is to contributed surplus.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option Pricing Model with the following assumptions:

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

7.

Share Capital – Continued

e)

Share Purchase Options - Continued

ii)

Stock-Based Compensation  - Continued

Expected dividend yield	NIL
Expected stock price volatility	67.7%
Risk free interest rate	3.8%
Expected life of options	5 years

iii)

The pro forma effect on loss and loss per share for the year ended 30 April 2003, had the company accounted for the 375,000 stock options granted to directors and employees in fiscal 2003 using the fair value method, is as follows:

Loss for the year
Reported	$(1,323,658)
Pro forma	$(1,414,393)
Basic and diluted loss per share
Reported	$(0.06)
Pro forma	$(0.07)

iv)

The fair value of stock option-based compensation calculated for both employees and non-employees for options granted in fiscal 2003 was estimated using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Expected dividend yield	NIL
Expected stock price volatility	47.87%
Average risk-free interest rate	4.06%
Average expected life in years	5 years

v)

Option pricing models require the input of highly subjective assumptions including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable single measure of the fair value of the company’s stock options.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

7.

Share Capital – Continued

f)

Share Purchase Warrants

As at 30 April 2005, the following share purchase warrants were outstanding:

Warrants	Exercise Price	Expiry Date
1,080,111	$0.60	30 September 2005 *
148,492	$0.50	30 September 2005 *
107,000	$0.50	23 June 2005
1,100,000	$1.10	13 July 2005
37,362	$1.10	13 July 2005
300,000	$1.10	1 August 2005
100,000	$1.25	1 August 2005
100,000	$1.50	1 August 2005
1,250,000	$1.00	26 October 2005
55,555	$0.45	6 November 2007
4,278,520

* During the year, the company extended the exercise date of these warrants from the original expiry date of 30 September 2004 to 30 September 2005.

8.

Income Taxes

The company has incurred certain mineral property related expenditures of approximately $4,162,000, which may be carried forward indefinitely to reduce prescribed taxable income in future years (Note 12).

The company has non-capital losses for tax purposes of approximately $3,277,000, which may be carried forward and expire as follows:

Amount
2009	$833,000
2010	922,000
2011	702,000
2015	820,000
$3,277,000

The potential future tax benefits of these expenditures and tax losses have not been recognized in these financial statements.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

9.

Segmented Information

Details on a geographic basis as at 30 April 2005 are as follows:

	U.S.A.	Canada	New Zealand	Total
Assets	$82,279	$5,934,711	$53,626	$6,070,616
Mineral property costs	$82,279	$1,200,443	$53,626	$1,336,348
Loss for the year	$-	$(1,894,297)	$-	$(1,894,297)

Details on a geographic basis as at 30 April 2004 are as follows:

	U.S.A.	Canada	New Zealand	Total
Assets	$145,876	$7,053,247	$3,196	$7,202,319
Mineral property costs	$145,876	$385,457	$3,196	$534,529
Loss for the year	$-	$(1,276,008)	$-	$(1,276,008)

Details on a geographic basis as at 30 April 2003 are as follows:

	U.S.A.	Canada	New Zealand	Total
Assets	$35,785	$1,749,745	$-	$1,785,530
Mineral property costs	$35,785	$294,387	$-	$330,172
Loss for the year	$-	$(1,323,658)	$-	$(1,323,658)

10.

Commitments

a)

By agreement effective 17 August 1999, the company entered into a three-year management agreement with a company controlled by a director and officer.  Compensation is $4,000 per month for the first year, $4,800 per month for the second year and $5,760 per month for the third year plus benefits.  The officer and director is also entitled to receive up to 20% of all stock options granted during the period that the agreement is in place.  This agreement is renewable for three-year periods with mutual consent.  The company may terminate the agreement at any time but will be responsible to pay $48,000 plus one year’s compensation.  During the prior year, this agreement expired, however, the company is currently paying $7,000 per month on a month-to-month basis.  The company plans to renew the contract in due course.

b)

By agreement dated 1 July 2000 and amended 8 November 2000, the company entered into a five-year lease for premises with a company controlled by a director and officer.  Minimum basic rent is as follows:

Amount
2006 (expiry in June 2005)	$5,460

In addition to the basic rent, the company is responsible for its proportionate share of property taxes and operating costs.

c)

During the year, the company entered into a two year auto lease with annual payment of $12,960.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

11.

Comparative Figures

Certain of the comparative figures have been reclassified to conform to the current year’s presentation.

12.

Contingent Liability

During the year, the Canada Revenue Agency (“CRA”) reviewed and examined the Canadian Exploration Expenditures (“CEE”) renounced by the company through its issuance of flow-through shares for the periods ending from 31 December 1998 to 2003. According to the CRA proposal letter, not all of the exploration expenditures made pursuant to the Kaymin farm-in agreement met the test for having been incurred by the company. Further, the CRA assumed that the denied CEE should be fully removed from the company’s CEE pool. On this basis CRA proposes to disallow approximately $2,100,000 of exploration expenditures and charge additional penalty taxes of $267,000.

Should the CRA proposal be successful the company may be subject to some or all of the following:

-

the company’s un-renounced CEE pool may require amendment for the disallowance (Note 8);

-

the company’s corporation income tax return and flow-through share filings may require amendment;

-

the company may be required to pay additional penalty taxes; and

-

the company may be required to compensate the flow-through shareholders for the impact of the disallowance.

Prior to the filing of the flow-through share documents, the company had received independent legal advice that the subject expenditures were appropriate and allowable. Therefore management of the company intends to vigorously contest this proposal.

No amounts have been accrued in these financial statements relating to this contingency because management believes it will be successful in challenging the CRA’s position, and the ultimate outcome cannot be reasonably determined at the present time.

13.

Differences Between Canadian and United States

    Generally Accepted Accounting Principles ("GAAP")

These financial statements have been prepared in accordance with GAAP in Canada.  Except as set out below, these financial statements also comply, in all material aspects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities Exchange Commission.

a)

Under Canadian GAAP, mineral properties are carried at cost and written off or written down if the properties are abandoned, sold, or if management decides not to pursue the properties.  Under United States GAAP, the company would periodically review and obtain independent reports in determining adjustments to the mineral properties and would record the properties at net realizable value.  The company has not yet obtained an independent report for United States GAAP purposes, therefore, the company’s mineral property costs have been written off under United States GAAP.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

13.

Differences Between Canadian and United States GAAP - Continued

b)

United States GAAP requires that the fair market value of contributed executive services be recorded as an expense, even when they are not paid.

c)

Under United States GAAP SFAS 109, where flow-through shares are sold at a premium, the premium is recorded as a liability.  Where flow-through shares are sold at a discount, the discount is recorded as an asset.  As restricted cash is spent the premium or discount is recognized as income or expense respectively.

The 31 December 1998 flow-through shares were priced at $0.45 per share as per the offering memorandum, which was prepared in advance of the share issuance.  On 31 December 1998, the date of the flow-through share issue, the share price had increased to $0.59.

Discount on flow-through share issuance is as follows:

913,500 flow-through shares at $0.59	$538,965
913,500 flow-through shares at $0.45	(411,075)
Discount on flow-through shares	$127,890

Flow-through shares issued subsequent to 31 December 1998 have not been issued at either a premium or discount to the share price.

d)

Under United States GAAP, investments held for re-sale are recorded at market value.  The difference between the market value and the cost of the investment is recorded as a separate shareholders’ equity category named comprehensive income.  Once the investment is sold, the comprehensive income for that investment is cleared out to income.  Under Canadian GAAP, investments held for re-sale are recorded at the lower of cost or market.  There is no comprehensive income category in Canada.

e)

The impact of the above differences between Canadian and United States GAAP on loss for the period is as follows:

	Years Ended 30 April
	2005	2004	2003
Loss for the year as reported	$(1,894,297)	$(1,276,008)	$(1,323,658)
Write-off of mineral property costs	(801,819)	(204,357)	(43,356)
Primary loss for the year in accordance with United States GAAP	$(2,696,116)	$(1,480,365)	$(1,367,014)
Primary loss per share for the year in accordance with United States GAAP	$(0.08)	$(0.05)	$(0.07)

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

13.

Differences Between Canadian and United States GAAP – Continued

f)

The impact of the above differences between Canadian and United States GAAP on the deficit, as reported, is as follows:

	Years Ended 30 April
	2005	2004	2003
Deficit - As reported	$(8,422,138)	$(6,527,841)	$(5,251,833)
Flow-through premium	127,890	127,890	127,890
Fair market value of contributed executive services	(98,000)	(98,000)	(98,000)
Write-off of mineral property costs	(1,336,348)	(534,529)	(330,172)
Deficit in accordance with United States GAAP	$(9,728,596)	$(7,032,480)	$(5,552,115)

g)

The impact of the above differences between Canadian and United States GAAP on the statement of changes in shareholders’ equity, as reported, is as follows:

	Common Shares		Accumulated	Contributed	Comprehensive
	Number	Amount	Deficit	Surplus	Income	Total
Shareholders’ equity balance as reported at 30 April 2003	21,165,701	$6,587,594	$(5,251,833)	$151,725	$-	$1,487,486
Flow-through premium	-	-	127,890	-	-	127,890
Investment held for resale	-	-	-	-	1,500	1,500
Fair market value of contributed executive services	-	-	(98,000)	-	-	(98,000)
Write-off of mineral property costs	-	-	(330,172)	-	-	(330,172)
Shareholders’ equity in accordance with United States GAAP at 30 April 2003	21,165,701	$6,587,594	$(5,552,115)	$151,725	$1,500	$1,188,704
Shareholders’ equity balance as reported at 30 April 2004	31,551,004	13,228,572	(6,527,841)	374,725	-	7,075,456
Flow-through premium	-	-	127,890	-	-	127,890
Fair market value of contributed executive services	-	-	(98,000)	-	-	(98,000)
Write-off of mineral property costs	-	-	(534,529)	-	-	(534,529)
Shareholders’ equity in accordance with United States GAAP at 30 April 2004	31,551,004	$13,228,572	$(7,032,480)	$374,725	$-	$6,570,817
Shareholders’ equity balance as reported at 30 April 2005	31,817,404	13,381,700	(8,422,138)	975,046	-	5,934,608
Flow-through premium	-	-	127,890	-	-	127,890
Investment held for resale	-	-	-	-	31,630	31,630
Fair market value of contributed executive services	-	-	(98,000)	-	-	(98,000)
Write-off of mineral property costs	-	-	(1,336,348)	-	-	(1,336,348)
Shareholders’ equity in accordance with United States GAAP at 30 April 2005	31,817,404	$13,381,700	$(9,728,596)	$975,046	$31,630	$4,659,780

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

13.

Differences Between Canadian and United States GAAP – Continued

h)

New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which revises the accounting for purchased goodwill and other intangible assets.  Under SFAS No. 142, goodwill and other intangible assets with indefinite lives will no longer be systematically amortized into operating results.  Instead, each of these assets will be tested, in the absence of an indicator of possible impairment, at least annually, and upon an indicator of possible impairment, immediately. The company adopted SFAS No. 142, as required, on 1 May 2002, with no material impact on its financial statements.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations".  SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is a cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related obligation for its recorded amount or incurs a gain or loss upon settlement.  The company adopted SFAS No. 143, as required, on 1 May 2003, with no material impact on its financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”.  SFAS No. 144 was issued to resolve certain implementation issues that had arisen under SFAS No. 121.  Under SFAS No. 144, a single uniform accounting model is required to be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and certain additional disclosures are required.  The company adopted SFAS No. 144, as required, with no material impact on its financial statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”.  SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect.  As a result, the criteria in APB No. 30 will now be used to classify those gains and losses.  Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions.  Finally, SFAS No. 145 also makes technical corrections to existing pronouncements.  While those corrections are not substantive in nature, in some instances, they may change accounting practice.  The Company adopted the provisions of SFAS No. 145 that amended SFAS No. 13, as required, on 15 May 2002 for transactions occurring after such date with no material impact on its consolidated financial statements.  The company adopted the remaining provisions of SFAS No. 145, as required, on 1 May 2003, with no material impact on its financial statements.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

13.

Differences Between Canadian and United States GAAP – Continued

h)

New Accounting Pronouncements  – Continued

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”.  SFAS No. 146 was issued to address the financial accounting and reporting for costs associated with exit or disposal activities, unless specifically excluded.  SFAS No. 146 requires that a liability for a cost associated with a covered exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time.  If employees are not required to render service until they are terminated in order to receive the one-time termination benefits or if employees will not be retained to render service beyond the minimum retention period (as dictated by existing law, statute or contract, or in the absence thereof, 60 days), a liability for the termination benefits shall be recognized and measured at its fair value at the communication date.  If employees are required to render service until they are terminated in order to receive the one-time termination benefits and will be retained to render service beyond the minimum retention period, a liability for the termination benefits shall be measured initially at the communication date based on the fair value of the liability as of the termination date.  The liability shall be recognized rateably over the future service period.  SFAS No. 146 also dictates that a liability for costs to terminate an operating lease or other contract before the end of its term shall be recognized and measured at its fair value when the entity terminates the contract in accordance with the contract terms.  A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is to be recognized and measured at its fair value when the entity ceases using the right conveyed by the contract.  SFAS No. 146 further dictates that a liability for other covered costs associated with an exit or disposal activity be recognized and measured at its fair value in the period in which the liability is incurred.  The company adopted SFAS No. 146, as required, on 1 May 2003 with no material impact on its financial statements.

In November 2002, the FASB issued FASB interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”.  FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of certain guarantees.  FIN 45 also requires disclosure about certain guarantees that an entity has issued.  The disclosure requirements of FIN 45 were effective for fiscal years ending after 15 December 2002. The company adopted the provisions of FIN 45, as required, on 1 January 2002 with no material impact on its financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure".  SFAS 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim consolidated financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after 15 December 2002. The interim disclosure provisions are effective for financial reports containing consolidated financial statements for interim periods beginning after 15 December 2002.  The company adopted SFAS No. 148, as required, on 1 January 2003 with no material impact on its financial statements.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

13.

Differences Between Canadian and United States GAAP – Continued

h)

New Accounting Pronouncements  – Continued

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.”   FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  FIN 46 is effective for all new variable interest entities created or acquired after 31 January 2003.  For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after 15 June 2003.  The company adopted the provisions of FIN 46, as required, with no material impact on its financial statements

On 30 April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities.".  SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group ("DIG") process that effectively required amendments to SFAS No. 133, and decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative and characteristics of a derivative that contains financing components. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after 30 June 2003 and for hedging relationships designated after 30 June 2003. The company adopted SFAS 149, as required, on July 1, 2003, with no material impact on its financial statements.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after 31 May 2003 and otherwise is effective at the beginning of the first interim period beginning after 15 June 2003.  The company adopted SFAS 150, as required, with no material impact on its financial statements.

In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition.  SAB No. 104 revises or rescinds portions of the interpretive guidance included in Tope 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations.  The adoption of SAB No. 104 did not have a material effect on the Company’s financial statements.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

13.

Differences Between Canadian and United States GAAP – Continued

h)

New Accounting Pronouncements  – Continued

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”.  SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in consolidated financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Pacific North West Capital Corp. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

13.

Differences Between Canadian and United States GAAP – Continued

h)

New Accounting Pronouncements  – Continued

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.  SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.